Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) of Form N-CSR dated November 22, 2017, of Evanston Alternative Opportunities Fund and are in agreement with the statement contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

November 17, 2017

A member firm of Ernst & Young Global Limited